EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated September 12, 2018 with respect to the statement of revenues and direct operating expenses of certain properties from Pivotal Williston Basin, LP and Pivotal Williston Basin II, LP, acquired by Northern Oil and Gas, Inc. for the year ended December 31, 2017, incorporated in the Current Report on Form 8-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

October 23, 2018